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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:          COLUMBIA MANAGEMENT MULTI-STRATEGY HEDGE FUND, LLC

Address of Principal Business Office
(No. & Street, City, State, Zip Code):      100 Federal Street
                                            Boston, Massachusetts 02110


Telephone Number (including area code):     (617) 434-0678

Name and address of agent for service of process:

                                            Jean Loewenberg
                                            c/o Columbia Management Company
                                            One Financial Center
                                            Boston, Massachusetts 02111

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                               Yes /X/    No / /

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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and The Commonwealth of Massachusetts, on the 31st day of December, 2002.

                                                  COLUMBIA MANAGEMENT
                                                  MULTI-STRATEGY HEDGE FUND, LLC


                                                  By:    /s/ Patti A. Stoll
                                                  Name:  Patti A. Stoll
                                                  Title: Vice President


ATTEST:


/s/ Raymond L. Bligh
Name:  Raymond L. Bligh
Title: Vice President




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